MANAGED PORTFOLIO SERIES

AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of August 16th, 2017, to the Distribution Agreement, dated as of November 8, 2011, as amended (the “Agreement"), is by and among MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, listed on Exhibit A attached hereto, QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and COVE STREET CAPITAL, LLC (the “Advisor”).

WHEREAS, the parties to the Agreement desire to amend the fees of the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 12 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold	By: /s/ James R. Schoenike

Name: James R. Arnold	Name: James R. Schoenike

Title: President	Title: President

COVE STREET CAPITAL, LLC

By: /s/ Daniele Beasley

Name: Daniele Beasley

Title: President

Exhibit B to the Distribution Agreement – Managed Portfolio Series
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION ANNUAL SERVICES - FEE SCHEDULE at August2017

(A)	Base fee of $[…] on the first $[…] million
[…] basis point on the balance

Default sales loads and distributor concession, if applicable, are paid to Quasar.

(B)	Standard Advertising Compliance Review

▪	$[…] per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter.
▪
$[…] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

▪	$[…] for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$[…] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff
▪	$[…] per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Marketing Support Services

▪ Fund Fact Sheets

−	Design – $[…] per fact sheet, includes first production
−	Production – $[…] per fact sheet per each production period
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees and other costs to fulfill regulatory requirements
▪	Travel, lodging, and meals

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit B.
Cove Street Capital, LLC

By:  /s/ Daniele Beasley

Printed Name and Title:  /s/ Daniele Beasley              Date:     8/16/2017